Filed pursuant to rule 424(b)(3)
Registration No. 333-146701 and 333-146701-01

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed and declared effective with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted without delivery of a final prospectus supplement and accompanying prospectus. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION — DATED MAY 19, 2008
$750,000,000 Automobile Receivables Backed Notes
AmeriCredit Automobile Receivables Trust 2008-A-F
Issuing Entity
AFS SenSub Corp.
Depositor
Sponsor and Servicer

Supplement, dated May 19, 2008 (subject to completion)
to
Prospectus Supplement, dated May 19, 2008 (subject to completion)
to
Prospectus, dated November 7, 2007

This Supplement revises, and should be read in conjunction with the Prospectus Supplement, dated May 19, 2008 (subject to completion), and the Prospectus, dated November 7, 2007.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, or the prospectus supplement or the prospectus to which it relates, is truthful or complete. Any representation to the contrary is a criminal offense.
The depositor (the “registrant”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this supplement to prospectus supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents the registrant has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-666-2388.
Joint Bookrunners

Credit Suisse	Deutsche Bank Securities
Co-Managers

Barclays Capital	Lehman Brothers	Wachovia Securities

The Prospectus Supplement referenced above is hereby revised as follows:
Global Change regarding Class A-3 Notes and Class A-4 Notes:
     The Class A-3 Notes and the Class A-4 Notes will not be bifurcated into a Class A-3-A fixed-rate class of notes, a Class A-3-B floating-rate class of notes, a Class A-4-A fixed-rate class of notes and a Class A-4-B floating-rate class of notes. Instead, the Class A-3 Notes and the Class A-4 Notes will each be a single, fixed-rate class of notes. Therefore, in addition to the specific changes regarding the Class A-3 Notes and Class A-4 Notes that are set forth below, all references in the sections of the Prospectus Supplement entitled Summary—The Hedge Counterparty, Summary—The Hedge Agreement—Swap Transactions, Summary—The Hedge Agreement—Cap Transactions, Risk Factors—Payments on the Notes may be affected by matters relating to the hedge agreement, Description of the Notes—Determination of LIBOR, Description of the Transaction Documents—The Hedge Agreement, Description of the Transaction Documents—The Hedge Agreement—The Swap Transactions and Description of the Transaction Documents—The Hedge Agreement—The Cap Transactions that refer to a hedge transaction relating to the Class A-3-B Notes or Class A-4-B Notes and the floating-rate nature of the Class A-3-B Notes or the Class A-4-B Notes are deleted in their entirety. Furthermore, in addition to the specific changes regarding the Class A-3 Notes and Class A-4 Notes that are set forth below, all references in the sections of the Prospectus Supplement entitled Summary—Description of the Securities, Summary—Interest, Summary—Principal, Summary—Credit Enhancement, Summary—Events of Default, Summary—Rating of the Notes, Yield and Prepayment Considerations, Description of the Notes—Distribution Dates, Description of the Notes—Payments of Interest, Description of the Notes—Payments of Principal, Description of the Transaction Documents—Distribution Date Payments after an Event of Default, Ratings, Underwriting, Glossary—Available Funds, Glossary—Noteholders’ Monthly Interest Distributable Amount and in the table entitled Summary of Transaction Parties that refer to both Class A-3-A Notes and Class A-3-B Notes or the Class A-4-A Notes and Class A-4-B Notes are revised to refer solely to the Class A-3 Notes and Class A-4 Notes, respectively. The reference to “seven” classes of notes in Summary—Description of the Securities is changed to “five” classes of notes.
Front Cover Page:
•	The total initial principal amount of the Notes indicated on the top line of the front cover page should read:
$750,000,000.
•	The first table on the front cover page should read:

		Principal		Final Scheduled
		Amount	Interest Rate	Distribution Date
Class A-1 Notes		$160,000,000	___%	June 12, 2009
Class A-2-A Notes Class A-2-B Notes	}	$239,000,000	___% LIBOR + ___%	January 12, 2012 January 12, 2012
Class A-3 Notes		$153,000,000	___%	December 12, 2012
Class A-4 Notes		$198,000,000	___%	October 14, 2014

Total		$750,000,000

Summary:
•	The table under “Summary—Description of the Securities” should read:

				Final
		Initial Note		Scheduled
Class		Principal Balance	Interest Rate	Distribution Date
A-1		$160,000,000	___%	June 12, 2009
A-2-A A-2-B	}	$239,000,000	___% LIBOR + ___%	January 12, 2012 January 12, 2012
A-3		$153,000,000	___%	December 12, 2012
A-4		$198,000,000	___%	October 14, 2014
•	The last paragraph under “Summary—Statistical Information” should read:
As of May 21, 2008, the automobile loan contracts in the pool are expected to have an aggregate principal balance of approximately $920,245,399 which provides approximately 18.5% of initial overcollateralization.
•	The first paragraph under “Summary—Credit Enhancement—Spread Account” should read:
On the closing date, the spread account will be funded with an initial cash deposit of approximately $18,404,908, which is 2.0% of the expected pool balance as of the cutoff date.
•	The first sentence under “Summary—Redemption—Optional Redemption” should read:
On any distribution date on which the aggregate principal balance of the automobile loan contracts declines to 10% or less of the aggregate principal balance of the automobile loan contracts as of the cutoff date, which is expected to be approximately $92,024,540, the notes then outstanding may be redeemed in whole, but not in part, if the servicer or depositor exercises its “clean-up call” option to purchase the automobile loan contract pool.
The Issuing Entity:
•	The section “The Issuing Entity—Capitalization and Liabilities of the Issuing Entity” should read:
Capitalization and Liabilities of the Issuing Entity
     The following table illustrates the expected assets of the issuing entity as of the closing date:

Aggregate Principal Balance of Automobile Loan Contracts	$920,245,399
Spread Account	$18,404,908

     The following table illustrates the expected liabilities of the issuing entity as of the closing date:

Class A-1 Asset Backed Notes		$160,000,000
Class A-2-A Asset Backed Notes Class A-2-B Asset Backed Notes	}	$239,000,000
Class A-3 Asset Backed Notes		$153,000,000
Class A-4 Asset Backed Notes		$198,000,000

Total		$750,000,000
     The issuing entity’s fiscal year ends on December 31.
The Automobile Loan Contracts:
•	The second bullet point of the first paragraph under “The Automobile Loan Contracts—Composition” should read:
•	As of the cutoff date, the automobile loan contracts are expected to have an aggregate Principal Balance of approximately $920,245,399.
Yield and Prepayment Considerations:
•	The fourth bullet point under the paragraph that begins “The tables below which are captioned ‘Percent of Initial Note Principal Balance at Various ABS Percentages’ are based on ABS and were prepared using the following assumptions” should read:
•	the initial principal amount of each class of notes is equal to the initial principal amount set forth on the front cover as revised by this Supplement, dated May 19, 2008, to the Prospectus Supplement, dated May 19, 2008, to the Prospectus dated November 7, 2007;
•	The eighth and ninth bullet points under the paragraph that begins “The tables below which are captioned ‘Percent of Initial Note Principal Balance at Various ABS Percentages’” are deleted in their entirety.

•	The table following the paragraph that begins “The tables below which are captioned ‘Percent of Initial Note Principal Balance at Various ABS Percentages’ are based on ABS and were prepared using the following assumptions” should read:

				Remaining
			Assumed	Term to
	Aggregate		Cutoff	Maturity	Seasoning
Pool	Principal Balance	Gross APR	Date	(in Months)	(in Months)
1	$14,164,611.20	16.569%	5/1/2008	19	41
2	$16,739,256.54	17.364%	5/1/2008	43	7
3	$156,661,083.47	17.688%	5/1/2008	54	7
4	$732,680,447.55	16.611%	5/1/2008	66	6

•	The tables captioned “Percent of Initial Note Principal Balance at Various ABS Percentages” should read as set forth in Appendix A to this Supplement.
Description of the Transaction Documents:
•	The first sentence of the first paragraph under “Description of the Transaction Documents—Credit Enhancement—Spread Account” should read:
On the closing date, the spread account will be funded with an initial cash deposit of approximately $18,404,908.
Underwriting:
•	The four tables following the first paragraph under “Underwriting” should read:
Class A-1 Notes

Principal Amount
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Lehman Brothers Inc.
Wachovia Capital Markets, LLC

Total	$160,000,000

Class A-2-A Notes and Class A-2-B Notes

Principal Amount
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Lehman Brothers Inc.
Wachovia Capital Markets, LLC

Total	$239,000,000

Class A-3 Notes

Principal Amount
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Lehman Brothers Inc.
Wachovia Capital Markets, LLC

Total	$153,000,000

Class A-4 Notes

Principal Amount
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Lehman Brothers Inc.
Wachovia Capital Markets, LLC

Total	$198,000,000

Appendix A
PERCENT OF INITIAL NOTE PRINCIPAL BALANCE
AT VARIOUS ABS PERCENTAGES

	Class A-1 Notes				Class A-2-A Notes/Class A-2-B Notes
Distribution Date	0.50%	1.00%	1.70%	2.50%	0.50%	1.00%	1.70%	2.50%
Closing Date	100	100	100	100	100	100	100	100
06/06/08	85	81	76	62	100	100	100	100
07/06/08	71	65	55	36	100	100	100	100
08/06/08	57	49	37	19	100	100	100	100
09/06/08	49	39	25	2	100	100	100	100
10/06/08	42	30	12	0	100	100	100	91
11/06/08	35	21	0	0	100	100	99	80
12/06/08	28	12	0	0	100	100	91	69
01/06/09	21	3	0	0	100	100	83	59
02/06/09	13	0	0	0	100	96	75	48
03/06/09	6	0	0	0	100	90	67	38
04/06/09	0	0	0	0	99	84	59	28
05/06/09	0	0	0	0	95	78	51	18
06/06/09	0	0	0	0	90	72	43	8
07/06/09	0	0	0	0	85	66	36	0
08/06/09	0	0	0	0	80	60	29	0
09/06/09	0	0	0	0	75	54	21	0
10/06/09	0	0	0	0	71	48	14	0
11/06/09	0	0	0	0	67	44	8	0
12/06/09	0	0	0	0	62	38	1	0
01/06/10	0	0	0	0	58	32	0	0
02/06/10	0	0	0	0	53	27	0	0
03/06/10	0	0	0	0	48	22	0	0
04/06/10	0	0	0	0	44	16	0	0
05/06/10	0	0	0	0	41	13	0	0
06/06/10	0	0	0	0	36	8	0	0
07/06/10	0	0	0	0	32	2	0	0
08/06/10	0	0	0	0	27	0	0	0
09/06/10	0	0	0	0	22	0	0	0
10/06/10	0	0	0	0	17	0	0	0
11/06/10	0	0	0	0	15	0	0	0
12/06/10	0	0	0	0	10	0	0	0
01/06/11	0	0	0	0	5	0	0	0
02/06/11	0	0	0	0	0	0	0	0
03/06/11	0	0	0	0	0	0	0	0
04/06/11	0	0	0	0	0	0	0	0
05/06/11	0	0	0	0	0	0	0	0
06/06/11	0	0	0	0	0	0	0	0
07/06/11	0	0	0	0	0	0	0	0
08/06/11	0	0	0	0	0	0	0	0
09/06/11	0	0	0	0	0	0	0	0
10/06/11	0	0	0	0	0	0	0	0
11/06/11	0	0	0	0	0	0	0	0
12/06/11	0	0	0	0	0	0	0	0
01/06/12	0	0	0	0	0	0	0	0
02/06/12	0	0	0	0	0	0	0	0
03/06/12	0	0	0	0	0	0	0	0
04/06/12	0	0	0	0	0	0	0	0
05/06/12	0	0	0	0	0	0	0	0
06/06/12	0	0	0	0	0	0	0	0
07/06/12	0	0	0	0	0	0	0	0
08/06/12	0	0	0	0	0	0	0	0
09/06/12	0	0	0	0	0	0	0	0
10/06/12	0	0	0	0	0	0	0	0
11/06/12	0	0	0	0	0	0	0	0
12/06/12	0	0	0	0	0	0	0	0
01/06/13	0	0	0	0	0	0	0	0
02/06/13	0	0	0	0	0	0	0	0
03/06/13	0	0	0	0	0	0	0	0

Weighted Average Life (years)	0.36	0.27	0.19	0.12	1.80	1.39	1.00	0.72

A-1

Appendix A
PERCENT OF INITIAL NOTE PRINCIPAL BALANCE
AT VARIOUS ABS PERCENTAGES

	Class A-3 Notes				Class A-4 Notes
Distribution Date	0.50%	1.00%	1.70%	2.50%	0.50%	1.00%	1.70%	2.50%
Closing Date	100	100	100	100	100	100	100	100
06/06/08	100	100	100	100	100	100	100	100
07/06/08	100	100	100	100	100	100	100	100
08/06/08	100	100	100	100	100	100	100	100
09/06/08	100	100	100	100	100	100	100	100
10/06/08	100	100	100	100	100	100	100	100
11/06/08	100	100	100	100	100	100	100	100
12/06/08	100	100	100	100	100	100	100	100
01/06/09	100	100	100	100	100	100	100	100
02/06/09	100	100	100	100	100	100	100	100
03/06/09	100	100	100	100	100	100	100	100
04/06/09	100	100	100	100	100	100	100	100
05/06/09	100	100	100	100	100	100	100	100
06/06/09	100	100	100	100	100	100	100	100
07/06/09	100	100	100	98	100	100	100	100
08/06/09	100	100	100	84	100	100	100	100
09/06/09	100	100	100	69	100	100	100	100
10/06/09	100	100	100	55	100	100	100	100
11/06/09	100	100	100	43	100	100	100	100
12/06/09	100	100	100	29	100	100	100	100
01/06/10	100	100	91	16	100	100	100	100
02/06/10	100	100	81	3	100	100	100	100
03/06/10	100	100	71	0	100	100	100	93
04/06/10	100	100	61	0	100	100	100	83
05/06/10	100	100	53	0	100	100	100	75
06/06/10	100	100	43	0	100	100	100	66
07/06/10	100	100	34	0	100	100	100	58
08/06/10	100	95	24	0	100	100	100	49
09/06/10	100	87	15	0	100	100	100	41
10/06/10	100	79	6	0	100	100	100	0
11/06/10	100	74	0	0	100	100	99	0
12/06/10	100	66	0	0	100	100	93	0
01/06/11	100	58	0	0	100	100	86	0
02/06/11	100	50	0	0	100	100	80	0
03/06/11	92	42	0	0	100	100	74	0
04/06/11	85	34	0	0	100	100	68	0
05/06/11	77	27	0	0	100	100	62	0
06/06/11	69	19	0	0	100	100	57	0
07/06/11	62	12	0	0	100	100	51	0
08/06/11	54	5	0	0	100	100	46	0
09/06/11	46	0	0	0	100	98	41	0
10/06/11	39	0	0	0	100	93	0	0
11/06/11	31	0	0	0	100	88	0	0
12/06/11	23	0	0	0	100	82	0	0
01/06/12	16	0	0	0	100	77	0	0
02/06/12	8	0	0	0	100	72	0	0
03/06/12	1	0	0	0	100	67	0	0
04/06/12	0	0	0	0	95	63	0	0
05/06/12	0	0	0	0	89	58	0	0
06/06/12	0	0	0	0	83	53	0	0
07/06/12	0	0	0	0	78	49	0	0
08/06/12	0	0	0	0	72	45	0	0
09/06/12	0	0	0	0	66	40	0	0
10/06/12	0	0	0	0	60	0	0	0
11/06/12	0	0	0	0	54	0	0	0
12/06/12	0	0	0	0	50	0	0	0
01/06/13	0	0	0	0	45	0	0	0
02/06/13	0	0	0	0	41	0	0	0
03/06/13	0	0	0	0	0	0	0	0

Weighted Average Life (years)	3.27	2.73	2.00	1.43	4.46	4.01	3.07	2.16

A-2